UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 5, 2013 (August 1, 2013)

CRANE CO.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 363-7300
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On August 1, 2013, Bain Capital MEI (H.K.) Limited (“Bain Seller Representative”), APM Co., Ltd. (“Advantage Seller Representative” and, together with the Bain Seller Representative, the “Sellers' Representatives”), Crane Co. and Mondais Holdings B.V. (“Japan Buyer” and, together with Crane Co., the “Buyers”), entered into a Fifth Amendment to Stock Purchase Agreement, amending that certain Stock Purchase Agreement, dated as of December 20, 2012 (previously filed as Exhibit 2.1 to Form 8-K filed on December 24, 2012), by and among MEI Conlux Holdings (US), Inc. (“US Holdco”), MEI Conlux Holdings (Japan), Inc. (“Japan Holdco” and, together with US Holdco, the “Company”), certain securityholders of the Company party thereto, the Buyers and the Sellers' Representatives (the “Stock Purchase Agreement”).  Under the Stock Purchase Agreement as amended, the purchase price will be approximately $804 million on a cash free and debt free basis, compared to the previously announced price of $820 million, in each instance subject to customary adjustments as provided in the purchase agreement. Crane Co. also agreed to share in one-third of any refinancing costs incurred by MEI as a result of the delayed closing, up to a maximum of $5 million. Crane Co. will be responsible for implementing the divestiture and licensing remedies pursuant to the conditions of the European Commission clearance and will retain any proceeds thereof.

ITEM 8.01	Other Events
On August 1, 2013, Crane Co. issued the press release attached hereto as Exhibit 99.1 announcing that Crane Co. had reached an agreement with the sellers of MEI Conlux Holdings (MEI), on revised terms for the acquisition of MEI. The press release attached to this Current Report on Form 8-K as Exhibit 99.1 is incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01. Financial Statements and Exhibits.

(a)	None

(b)	None

(c)	None

(d)	Exhibits

2.1	Amendment dated August 1, 2013 to Stock Purchase Agreement dated December 20, 2012, as amended

99.1	Press Release issued by Crane Co. on August 1, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE CO.

Dated: August 5, 2013	By:	/s/ Richard A. Maue
Richard A. Maue
Vice President, Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amendment dated August 1, 2013 to Stock Purchase Agreement dated December 20, 2012, as amended
99.1	Press Release issued by Crane Co. on August 1, 2013